This Form 8-K/A is being filed to amend the Form 8-K that was filed on April 13, 2000 to correct a clerical error which labeled the March 1999 Balance Sheet as March 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K/A
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 13, 2000
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On April 13, 2000, a news release was issued on the subject of first quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. Following is the first quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated April 12, 2000.

  GM'S FIRST-QUARTER 2000 EARNINGS PER SHARE OF $2.80 SET FIRST-QUARTER RECORD

      DETROIT -- General Motors Corp. (NYSE: GM) today reported an all-time first-quarter record of $2.80 diluted earnings per share of GM $1-2/3 par value common stock in the first quarter of 2000 with continued strong performance by GM's automotive and financial services sectors. That compares with $2.68 earnings per share in the first quarter of 1999, the previous first-quarter record. Following are key data from the first quarter (see Highlights for details):

   -  Net sales and revenues  totaled $46.9  billion.
   -  Net income  totaled $1.8 billion.
   -  GM's global automotive operations net income totaled $1.5 billion.
   -  General Motors Acceptance Corp. (GMAC) net income totaled $397 million.
   - Hughes, which continues to invest heavily in the growth of its DIRECTV business, had a net loss of $77 million.

     "We kept our momentum going in the first quarter," said GM Chairman and Chief Executive Officer John F. Smith, Jr. "Our global automotive operations and GMAC posted increases over the strong results in the same period last year."

      Smith said, "Record market demand in North America and Europe was accompanied by unrelenting competitive pressures, while economic conditions continued to affect markets in the Latin America and Asia-Pacific regions. We're particularly pleased that GM Europe improved its profitability during the period, and that both GM Latin America/Africa/Middle East and GM Asia Pacific were profitable -- a significant improvement over the first quarter last year."

      Cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities totaled $13.4 billion at March 31, 2000, compared with $16.2 billion at March 31, 1999, and $14.4 billion at Dec. 31, 1999. These cash amounts exclude GM's financing and insurance operations.

      The corporation's 2000 first-quarter return on net assets (RONA) for continuing operations on an annualized basis, excluding Hughes, was 15.9 percent, compared with 15.6 percent in the first quarter of 1999.

      Following is a summary of income from GM's business segments in the first quarter of 2000, compared with the prior-year period (see "Highlights" for additional information):

     First Quarter Income (Loss)    ($ in Millions)

                                      First Quarter
                                    2000          1999
                                 -------       -------
    GM North America              $1,290        $1,408
    GM Europe                       $221          $174
    GM Latin America/Africa
       /Mid-East                      $1          $(25)
    GM Asia Pacific                   $7          $(60)
    Other Automotive                 $(1)          $13
                                 -------       -------
    Total Automotive              $1,518        $1,510
    GMAC                            $397          $392
    Hughes                          $(77)          $78
    Other                           $(55)        $(160)
                                    ----         -----
    Total Income from
      Continuing Operations       $1,783        $1,820

      GM Automotive's net margin was 4.0 percent in the first quarter of 2000, compared with a net margin of 4.3 percent in the first quarter of 1999.

      "GM's North American operations posted strong results, with first-quarter results second only to the record-setting performance in the first quarter of 1999," said GM President and Chief Operating Officer G. Richard Wagoner, Jr. "In addition, GM's three other automotive regions all posted significant profit improvements. Although GM Europe continues to face a fiercely competitive pricing environment, its net income increased 27 percent while unit-sales volume rose about 6 percent," he said.

     "We're particularly pleased that our Latin America and Asia-Pacific regions moved into profitable positions in the first quarter, compared with the losses each region posted in the first quarter of 1999," Wagoner said. "Significant challenges remain in both regions due to continuing economic pressures, but the teams are continuing to focus on the winning combination of delivering strong products to these key growth markets while aggressively reducing costs."

      "GMAC's first-quarter-2000 results were up year over year despite the unfavorable impact of interest rate increases," Smith said. "Our North American auto financing operation showed continued strength in a very competitive market."

      Hughes Electronics' net sales and revenues increased 30 percent to $2.1 billion in the first quarter of 2000, from $1.6 billion in the prior-year period. "The revenue increase was primarily driven by continued growth in the DIRECTV business, which added a record 405,000 net new subscribers during the quarter," Smith said. "DIRECTV continues to be the world's largest direct-to-home provider of digital entertainment programming with more than 8.3 million subscribers worldwide."

      Hughes' net loss in the first quarter of 2000 was primarily related to investments for future growth opportunities in its communications services, which are expected to result in future increases in revenues and profits.

      The Hughes results were also affected by restructuring costs related to DIRECTV Japan (see Highlights).

                                      # # #

     In this news release, use of the words anticipate, expect, should, believe, plan, intensify, overcome, opportunities and similar words are associated with forward-looking statements that are inherently subject to numerous risks and uncertainties. Accordingly, there can be no assurance that the results described in such forward-looking statements will be realized. The principal risk factors that may cause actual results to differ materially from those expressed in forward-looking statements contained in this news release are described in various documents filed by GM with the U.S. Securities and Exchange Commission, including GM's Annual Report on Form 10-K for the year ended Dec. 31, 1999, filed March 13, 2000, (at page II-20).


                                   * * * * * *

     HIGHLIGHTS - Q1 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                             Three Months Ended
                                                  March 31,
                                          ----------------------
                                              2000         1999
                                          ---------     ---------

     Net sales and revenues
     Manufactured products                  $40,396       $36,620
     Financial services                       4,075         3,509
     Other income                             2,387         2,306
                                           --------      --------
       Total net sales and revenues         $46,858       $42,435
                                           --------      --------
     Income from continuing operations       $1,783(3)     $1,820
     Income from discontinued operations          -           242
                                           --------      --------
     Consolidated net income                 $1,783(3)     $2,062
     Net profit margin from
       continuing operations                    3.8%          4.3%
     .............................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                 $1,786        $1,783
       Discontinued operations                    -           242
                                           --------      --------
       $1-2/3 par value                      $1,786        $2,025
       Class H                                 $(32)          $21
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                  $2.88         $2.73
       Discontinued operations                    -          0.37
                                           --------      --------
       $1-2/3 par value                       $2.88         $3.10
       Class H                               $(0.23)        $0.20
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                  $2.80         $2.68
       Discontinued operations                    -          0.36
                                           --------      --------
       $1-2/3 par value                       $2.80         $3.04
       Class H                               $(0.23)        $0.19
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                       $0.50         $0.50
       Class H                                $   -         $   -
     .............................................................
     Book Value Per Share of Common Stocks
                              March 31,     Dec. 31,     March 31,
                                 2000        1999          1999
                              --------      -------      --------
       $1-2/3 par value        $29.42       $27.02         $22.40
       Class H                 $17.65       $16.21         $13.44
     .............................................................



      See footnotes on page 8.


                                              Continues

     HIGHLIGHTS - Q1 Net Income by Segment
     (Dollars in Millions)

                                                     Income/(Loss)
                                                  Three Months Ended
                                                       March 31,
                                               ----------------------
                                                 2000         1999
                                               --------     --------

     GM North America (GMNA)                    $1,290      $1,408
     GM Europe (GME)                               221         174
     GM Latin America/Africa/Mid-East (GMLAAM)       1         (25)
     GM Asia/Pacific (GMAP)                          7         (60)
     Other Automotive                               (1)         13
                                                 -----       -----
       Total GM Automotive (GMA)                $1,518      $1,510
     Hughes (1)                                    (77)(3,5)    78
     Other                                         (36)       (141)
                                                 -----       -----
       Total Automotive, Communications
         Services, and Other Operations         $1,405(3)   $1,447

     GMAC                                         $397        $392
     Other                                         (19)        (19)
                                                 -----       -----
       Total Financing and Insurance
         Operations                               $378        $373
                                                 -----       -----
     Income from continuing operations          $1,783(3)   $1,820
     Income from discontinued operations             -         242
                                                 -----       -----
     Consolidated Net Income                    $1,783(3)   $2,062
                                                 =====       =====

                                              Three Months Ended
                                                March 31, 2000
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Total net sales and revenues   $30,141  $6,834   $1,390     $863
                                     ------   -----    -----      ---
     Pre-tax income (loss)           $1,922    $349     $(36)     $27
     Income tax expense (benefit)       615     130      (23)      10
     Equity income/(loss) and
       minority interests               (17)      2       14      (10)
                                      -----   -----    -----      ---
     Net income                      $1,290    $221       $1       $7
                                      =====   =====    =====      ===

     Net profit margin                  4.3%    3.2%    0.1%     0.8%
     Effective income tax rate         32.0%   37.2%   63.9%    37.0%

                                              Three Months Ended
                                                March 31, 1999
                                      --------------------------------
                                      GMNA     GME    GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Total net sales and revenues   $28,068  $6,277   $1,033     $647
                                     ------   -----    -----      ---
     Pre-tax income (loss)           $2,097    $281     $(58)    $(25)
     Income tax expense (benefit)       665     105      (36)      (6)
     Equity income/(loss) and
       minority interests               (24)     (2)      (3)     (41)
                                      -----    ----      ---      ---
     Net income (loss)               $1,408    $174     $(25)    $(60)
                                      =====    ====      ===      ===

     Net profit (loss) margin           5.0%    2.8%     (2.4%) (9.3%)
     Effective income tax rate         31.7%   37.4%     62.1%  24.0%


     See footnotes on page 8.
                                                Continues

     HIGHLIGHTS - Q1 Operating Information
                                      Three Months Ended
                                           March 31,
                                   ----------------------
                                        2000         1999
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             622          671
                        Trucks           674          637
                                      ------       ------
         Total United States           1,296        1,308
       Canada and Mexico                 193          193
                                      ------       ------
           Total GM North America      1,489        1,501
                                      ------       ------
       GME                               499          470
       GMLAAM                            135          122
       GMAP                              116           92
                                      ------       ------
         Total International             750          684
                                      ------       ------
             Total Worldwide           2,239        2,185
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  233          212
                 - Trucks                453          376
       Pontiac                           155          153
       GMC                               139          121
       Buick                             103          107
       Oldsmobile                         77           94
       Saturn                             64           51
       Cadillac                           52           39
       Other                               7            8
                                      ------       ------
         Total United States           1,283        1,161
       Canada and Mexico                 159          153
                                      ------       ------
         Total GM North America        1,442        1,314
                                      ------       ------
       GME                               518          508
       GMLAAM                            133          125
       GMAP                              111          112
                                      ------       ------
         Total International             762          745
                                      ------       ------
             Total Worldwide           2,204        2,059
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           28.9%        31.3%
         Trucks                         28.3%        26.4%
           Total                        28.6%        28.8%
       Total North America              28.4%        28.7%
       Total Europe                      9.4%         9.6%
       Total Latin America(4)           19.7%        19.2%
       Total Asia and Pacific            3.4%         3.5%
             Total Worldwide            15.0%        14.9%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             29.0%        30.7%
       % Fleet Sales - Trucks           15.1%        13.8%
       Total vehicles                   22.1%        22.9%
      ....................................................
     Days Supply of Inventory - U.S.
       Cars                               82            76
       Trucks                             86            84
      ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    87.6%         87.5%
      ....................................................
     GMNA
       Net Price (%)                    (0.7%)        (0.8%)
      ....................................................
     See footnotes on page 8.
                                                Continues

     HIGHLIGHTS - Q1 Other Financial Information
     (Dollars in Millions Except Per Share Amounts)

                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                        2000         1999
                                   ---------   ----------

     Depreciation and Amortization (2)
       Depreciation                     $990         $802
       Amortization of special tools     654          619
       Amortization of intangible
         assets                           71           31
                                      ------        -----
            Total                     $1,715       $1,452
                                      ======        =====
     ....................................................
     Worldwide Employment at March 31 (in 000s)
       GMNA                              214          222
       GME                                90           81
       GMLAAM                             23           23
       GMAP                               11           10
       Hughes                             18           16
       GMAC                               26           24
       Other                              13           11
                                      ------       ------
         Total                           395          387
                                      ======       ======
     ....................................................
     Worldwide Payrolls                $5,543      $5,354
     ....................................................

     (1) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
     (2) Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.
     (3) Q1 2000 net income (loss) includes a $13 million net loss at Hughes related to the discontinuation of DIRECTV Japan's operations and migration of its subscribers to SkyPerfecTV. The net loss is comprised of a pre-tax loss of approximately $171 million, partially offset by a $158 million tax benefit associated with DIRECTV Japan's higher tax basis.
     (4)   Latin America excludes the Middle East and Africa.
     (5) Excludes Hughes Series A Preferred Stock dividends payable to General Motors.
      NOTE:Total cash of $13.4 billion referenced to in the press release includes $10.4 billion of cash and marketable securities as well as $3.0 billion invested in fixed income securities of the Corporation's $6.2 billion Voluntary Employees' Beneficiary Association Trust.

                        GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF INCOME
                                        (Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                              ---------
                                                          2000          1999
                                                          ----          ----
                                                        (Dollars in Millions
                                                      Except Per Share Amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
Manufactured products sales and revenues               $40,396       $36,620
Financing revenues                                       4,075         3,509
Other income                                             2,387         2,306
                                                       -------       -------
  Total net sales and revenues                          46,858        42,435
                                                        ------        ------
Cost of sales and other operating expenses,
  exclusive of items listed below                       33,465        30,666
Selling, general, and administrative expenses            4,786         3,822
Depreciation and amortization expense                    3,238         2,724
Interest expense                                         2,228         1,845
Other expenses                                             509           438
                                                      --------      --------
  Total costs and expenses                              44,226        39,495
Income from continuing operations before income taxes
  and minority interests                                 2,632         2,940
Income tax expense                                         783         1,029
Minority interests                                           2           (14)
Losses of nonconsolidated associates                       (68)          (77)
                                                        ------        ------
Income from continuing operations                        1,783         1,820
Income from discontinued operations                          -           242
                                                        ------        ------
  Net income                                             1,783         2,062
Dividends on preference stocks                             (29)          (16)
                                                         -----        ------
  Earnings attributable to common stocks                $1,754        $2,046
                                                         =====         =====

Basic earnings per share attributable to common stocks
$1-2/3 par value
  Continuing operations                                  $2.88          $2.73
  Discontinued operations                                    -           0.37
                                                          ----           ----
Earnings per share attributable to $1-2/3 par value      $2.88          $3.10
                                                          ====           ====
Earnings per share attributable to Class H              ($0.23)         $0.20
                                                          ====           ====

Diluted earnings per share attributable to common stocks
$1-2/3 par value
  Continuing operations                                  $2.80          $2.68
  Discontinued operations                                    -           0.36
                                                          ----           ----
Earnings per share attributable to $1-2/3 par value      $2.80          $3.04
                                                          ====           ====
Earnings per share attributable to Class H              ($0.23)         $0.19
                                                          ====           ====

                       CONSOLIDATED STATEMENTS OF INCOME - concluded
                                        (Unaudited)
                                                            Three Months Ended
                                                                 March 31,
                                                                 ---------
                                                          2000          1999
                                                          ----          ----
                                                         (Dollars in Millions)


AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS
Manufactured products sales and revenues               $40,396       $36,620
Other income                                               799           903
                                                        ------        ------
  Total net sales and revenues                          41,195        37,523
                                                        ------        ------
Cost of sales and other operating expenses,
  exclusive of items listed below                       33,465        30,666
Selling, general, and administrative expenses            3,480         2,741
Depreciation and amortization expense                    1,715         1,452
                                                        ------        ------
  Total operating costs and expenses                    38,660        34,859
                                                        ------        ------
Interest expense                                           216           194
Other expenses                                             168            58
Net expense from transactions with Financing and
  Insurance Operations                                     139            94
                                                         -----        ------
Income from continuing operations before income taxes
  and minority interests                                 2,012         2,318
Income tax expense                                         542           788
Minority interests                                           3            (6)
Losses of nonconsolidated associates                       (68)          (77)
                                                        ------        ------
Income from continuing operations                        1,405         1,447
Income from discontinued operations                          -           242
                                                        ------        ------
  Net income - Automotive, Communications Services,
    and Other Operations                                $1,405        $1,689
                                                         =====         =====

                                                            Three Months Ended
                                                                 March 31,
                                                                 ---------
                                                          2000          1999
                                                          ----          ----
                                                         (Dollars in Millions)


FINANCING AND INSURANCE OPERATIONS
Financing revenues                                      $4,075        $3,509
Insurance, mortgage, and other income                    1,588         1,403
                                                         -----         -----
  Total revenues and other income                        5,663         4,912
                                                         -----         -----
Interest expense                                         2,012         1,651
Depreciation and amortization expense                    1,523         1,272
Operating and other expenses                             1,306         1,081
Provisions for financing losses                            107           119
Insurance losses and loss adjustment expenses              234           261
                                                        ------        ------
  Total costs and expenses                               5,182         4,384
                                                         -----         -----
Net income from transactions with Automotive,
  Communications Services, and Other Operations           (139)          (94)
                                                           ---          ----
Income before income taxes                                 620           622
Income tax expense                                         241           241
Minority interests                                          (1)           (8)
                                                         -----         -----
  Net income - Financing and Insurance Operations         $378          $373
                                                           ===           ===

                                CONSOLIDATED BALANCE SHEETS
                                                Mar. 31,               Mar.31,
                                                 2000      Dec. 31,     1999
GENERAL MOTORS CORPORATION AND SUBSIDIARIES   (Unaudited)    1999    (Unaudited)
                                               ---------     ----     ---------
                 ASSETS                              (Dollars in Millions)
Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                        $8,497     $9,730     $12,081
Marketable securities                             1,948      1,698       1,137
                                                -------    -------     -------
  Total cash and marketable securities           10,445     11,428      13,218
Accounts and notes receivable
 (less allowances)                                5,552      5,093       4,686
Inventories (less allowances)                    12,028     10,638      11,566
Net assets of discontinued operations                 -          -       3,191
Equipment on operating leases
 (less accumulated depreciation)                  5,963      5,744       6,048
Deferred income taxes and other current assets    9,491      9,006       9,537
                                                -------    -------     -------
  Total current assets                           43,479     41,909      48,246
Equity in net assets of nonconsolidated
  associates                                      2,158      1,711       1,659
Property - net                                   33,177     32,779      31,636
Intangible assets - net                           8,808      8,527      10,170
Deferred income taxes                            15,100     15,277      15,410
Other assets                                     25,372     25,358      13,565
                                               --------   --------    --------
  Total Automotive, Communications Services,
    and Other Operations assets                 128,094    125,561     120,686
Financing and Insurance Operations
Cash and cash equivalents                           910        712         502
Investments in securities                         9,016      9,110       8,703
Finance receivables - net                        84,581     80,627      73,839
Investment in leases and other receivables       37,350     36,407      32,707
Other assets                                     21,243     21,312      15,400
Net receivable from Automotive, Comm. Serv.,
  and Other Operations                            1,407      1,001         339
                                                  -----      -----         ---
  Total Financing and Insurance
    Operations assets                           154,507    149,169     131,490
                                                -------    -------     -------
Total assets                                   $282,601   $274,730    $252,176
                                                =======    =======     =======
               LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)            $17,649    $17,254     $16,162
Loans payable                                     2,041      1,991         869
Accrued expenses                                 33,214     32,854      33,210
Net payable to Financing and Insurance
  Operations                                      1,407      1,001         339
                                                 ------     ------      ------
  Total current liabilities                      54,311     53,100      50,580
Long-term debt                                    8,587      7,415       7,011
Postretirement benefits other than pensions      34,532     34,166      34,416
Pensions                                          3,395      3,339       3,761
Other liabilities and deferred income taxes      17,214     17,426      17,768
                                               --------   --------     -------
  Total Automotive, Communications Services
    and Other Operations liabilities            118,039    115,446     113,536
Financing and Insurance Operations
Accounts payable                                  4,616      4,262       4,405
Debt                                            124,492    122,282     106,379
Other liabilities and deferred income taxes      12,202     11,282      10,395
                                               --------   --------     -------
  Total Financing and Insurance
    Operations liabilities                      141,310    137,826     121,179
Minority interests                                  621        596         580
General Motors - obligated mandatorily
  redeemable preferred securities of subsidiary
  trusts holding solely junior subordinated
  debentures of General Motors
    Series D                                         79         79          79
    Series G                                        139        139         141
Stockholders' equity
Preference stocks                                     -          -           1
$1-2/3 par value common stock (issued,
  621,602,927; 619,412,233
  and 649,568,145 shares)                         1,036      1,033       1,083
Class H common stock (issued, 138,512,612;
  137,115,187 and 106,641,918 shares)                14         14          11
Capital surplus (principally additional
  paid-in capital)                               14,031     13,794      13,276
Retained earnings                                 8,404      6,961       8,703
                                                -------    -------     -------
    Subtotal                                     23,485     21,802      23,074
Accumulated foreign currency translation
  adjustments                                    (2,115)    (2,033)     (1,782)
Net unrealized gains on securities                1,164        996         458
Minimum pension liability adjustment               (121)      (121)     (5,089)
                                                 ------     ------       -----
    Accumulated other comprehensive loss         (1,072)    (1,158)     (6,413)
                                                 ------     ------       -----
      Total stockholders' equity                 22,413     20,644      16,661
                                                -------    -------     -------
Total liabilities and stockholders' equity     $282,601   $274,730    $252,176
                                                =======    =======     =======


                                     - 11 -
                     CONSOLIDATED BALANCE SHEETS - concluded

                                                 Mar. 31,              Mar. 31,
                                                   2000    Dec.31,       1999
                                              (Unaudited)   1999    (Unaudited)
                                               ---------    ----     ---------
                                                    (Dollars in Millions)
AUTOMOTIVE, COMMUNICATIONS SERVICES,
  AND OTHER OPERATIONS
                    ASSETS
Cash and cash equivalents                        $8,497    $9,730      $12,081
Marketable securities                             1,948     1,698        1,137
                                                -------   -------      -------
  Total cash and marketable securities           10,445    11,428       13,218
Accounts and notes receivable (less allowances)   5,552     5,093        4,686
Inventories (less allowances)                    12,028    10,638       11,566
Net assets of discontinued operations                 -         -        3,191
Equipment on operating leases
 (less accumulated depreciation)                  5,963      5,744       6,048
Deferred income taxes and other current assets    9,491      9,006       9,537
                                                 ------     ------      ------
  Total current assets                           43,479     41,909      48,246
Equity in net assets of nonconsolidated
  associates                                      2,158      1,711       1,659
Property - net                                   33,177     32,779      31,636
Intangible assets - net                           8,808      8,527      10,170
Deferred income taxes                            15,100     15,277      15,410
Other assets                                     25,372     25,358      13,565
                                                -------    -------     -------
  Total Automotive, Communications Services,
    and Other Operations assets                $128,094   $125,561    $120,686
                                                =======    =======     =======

                          LIABILITIES AND GM INVESTMENT

Accounts payable (principally trade)            $17,649   $17,254      $16,162
Loans payable                                     2,041      1,991         869
Accrued expenses                                 33,214     32,854      33,210
Net payable to Financing and Insurance
  Operations                                      1,407      1,001         339
                                               --------     ------     -------
  Total current liabilities                      54,311     53,100      50,580
Long-term debt                                    8,587      7,415       7,011
Postretirement benefits other than pensions      34,532     34,166      34,416
Pensions                                          3,395      3,339       3,761
Other liabilities and deferred income taxes      17,214     17,426      17,768
                                               --------   --------     -------
  Total Automotive, Communications Services,
     and Other Operations liabilities           118,039    115,446     113,536
Minority interests                                  595        574         520
GM investment in Automotive,
  Communications Services,
  and Other Operations                            9,460      9,541       6,630
                                               --------   --------    --------
  Total Automotive, Communications Services,
    and Other Operations liabilities
    and GM investment                          $128,094   $125,561    $120,686
                                                =======    =======     =======

                                                 Mar. 31,              Mar. 31,
                                                   2000    Dec.31,       1999
FINANCING AND INSURANCE OPERATIONS             (Unaudited)    1999   (Unaudited)
                                                ---------     ----    ---------
                                                      (Dollars in Millions)

                        ASSETS
Cash and cash equivalents                          $910       $712        $502
Investments in securities                         9,016      9,110       8,703
Finance receivables - net                        84,581     80,627      73,839
Investment in leases and other receivables       37,350     36,407      32,707
Other assets                                     21,243     21,312      15,400
Net receivable from Automotive,
  Communications Services,
  and Other Operations                            1,407      1,001         339
                                                -------    -------     -------
  Total Financing and Insurance
    Operations assets                          $154,507   $149,169    $131,490
                                                =======    =======     =======

               LIABILITIES AND GM INVESTMENT

Accounts payable                                 $4,616     $4,262      $4,405
Debt                                            124,492    122,282     106,379
Other liabilities and deferred income taxes      12,202     11,282      10,395
                                                -------    -------     -------
  Total Financing and Insurance
    Operations liabilities                      141,310    137,826     121,179
Minority interests                                   26         22          60
GM investment in Financing and Insurance
  Operations                                     13,171     11,321      10,251
                                                -------    -------     -------
  Total Financing and Insurance Operations
    liabilities and GM investment              $154,507   $149,169    $131,490
                                               ========   ========    ========

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                               Three Months Ended March 31,
                                               ----------------------------
                                                  2000              1999
                                                --------         ---------
                                                   (Dollars in Millions)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Net cash provided by operating activities       $6,104           $15,094

Cash flows from investing activities
Expenditures for property                       (1,805)           (1,384)
Investments in marketable securities
  - acquisitions                                (6,828)           (7,553)
Investments in marketable securities
  - liquidations                                 6,981             6,344
Mortgage servicing rights - acquisitions          (178)             (327)
Mortgage servicing rights - liquidations             -                 -
Finance receivables - acquisitions             (51,978)          (42,969)
Finance receivables - liquidations              35,252            31,921
Proceeds from sales of finance receivables      12,248             7,375
Operating leases - acquisitions                 (6,655)           (5,898)
Operating leases - liquidations                  3,502             3,129
Investments in companies, net of cash acquired    (154)             (514)
Other                                              146              (170)
                                                 -----            ------
Net cash used in investing activities           (9,469)          (10,046)
                                                 -----            ------

Cash flows from financing activities
Net decrease in loans payable                     (589)           (5,231)
Long-term debt - borrowings                      8,940             7,970
Long-term debt - repayments                     (5,610)           (3,980)
Repurchases of common and preference stocks       (132)             (979)
Proceeds from issuing common and
  preference stocks                                156               284
Cash dividends paid to stockholders               (339)             (343)
                                                 -----             -----
Net cash provided by (used in)
  financing activities                           2,426            (2,279)
                                                 -----             -----

Effect of exchange rate changes on cash and
  cash equivalents                                 (96)             (188)
                                                ------            ------
Net cash (used in) provided by continuing
  operations                                    (1,035)            2,581
Net cash provided by discontinued operations         -               128
                                                ------            ------
Net (decrease) increase in cash and
  cash equivalents                              (1,035)            2,709
Cash and cash equivalents at beginning
  of the period                                 10,442             9,874
                                                ------            ------
Cash and cash equivalents at end of the period  $9,407           $12,583
                                                 =====            ======



























                                     - 13 -


           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - concluded
                                   (Unaudited)

                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                     2000                        1999
                                                     ----                        ----
                                          Automotive,    Financing     Automotive,    Financing
                                           Comm.Serv.       and         Comm.Serv.       and
                                           and Other     Insurance      and Other     Insurance
                                           ---------     ---------      ---------     ---------
                                                          (Dollars in Millions)
Net cash provided by operating activities   $2,449         $3,655         $9,188        $5,906

Cash flows from investing activities
Expenditures for property                   (1,702)          (103)        (1,345)          (39)
Investments in other marketable securities
  - acquisitions                              (970)        (5,858)        (1,813)       (5,740)
Investments in other marketable securities
  - liquidations                               720          6,261          1,077         5,267
Mortgage servicing rights - acquisitions         -           (178)             -          (327)
Mortgage servicing rights - liquidations         -              -              -             -
Finance receivables - acquisitions               -        (51,978)             -       (42,969)
Finance receivables - liquidations               -         35,252              -        31,921
Proceeds from sales of finance receivables       -         12,248              -         7,375
Operating leases - acquisitions             (2,174)        (4,481)        (2,465)       (3,433)
Operating leases - liquidations              1,763          1,739          1,281         1,848
Investments in companies, net of
  cash acquired                               (154)             -           (514)            -
Net investing activity with Financing and
  Insurance Operations                        (998)             -             75             -
Other                                         (291)           437         (1,162)          992
                                             -----          -----          -----         -----
Net cash used in investing activities       (3,806)        (6,661)        (4,866)       (5,105)
                                             -----          -----          -----         -----

Cash flows from financing activities
Net decrease in loans payable                  (25)          (564)          (485)       (4,746)
Long-term debt - borrowings                  1,186          7,754            411         7,559
Long-term debt - repayments                 (1,033)        (4,577)          (320)       (3,660)
Net financing activity with Automotive,
  Communications Services,
  and Other Operations                           -            998              -           (75)
Repurchases of common and preference stocks   (132)             -           (979)            -
Proceeds from issuing common and
  preference stocks                            156              -            284             -
Cash dividends paid to stockholders           (339)             -           (343)            -
                                               ---          -----          -----           ---
Net cash (used in) provided by
  financing activities                        (187)         3,611         (1,432)         (922)
                                               ---          -----          -----           ---

Effect of exchange rate changes on cash
  and cash equivalents                         (95)            (1)          (188)            -
Net transactions with Automotive/
  Financing Operations                         406           (406)          (477)          477
                                              ----            ---          -----           ---
Net cash (used in) provided by
  continuing operations                     (1,233)           198          2,225           356
Net cash provided by discontinued
  operations                                     -              -            128             -
                                             -----            ---          -----           ---
Net (decrease) increase in cash and
  cash equivalents                          (1,233)           198          2,353           356
Cash and cash equivalents at
  beginning of the period                    9,730            712          9,728           146
                                             -----            ---          -----           ---
Cash and cash equivalents at
  end of the period                         $8,497           $910        $12,081          $502
                                             =====            ===         ======           ===


                  HUGHES REPORTS 85% REVENUE GROWTH AND 57% EBITDA GROWTH
                                IN FIRST QUARTER

  Results Driven by Continued Record Sales of DIRECTV(R)Service and Equipment,
  ============================================================================
                   and Expansion of PanAmSat's Satellite Fleet

      El Segundo, Calif., April 12, 2000 -- Hughes Electronics Corporation (Hughes), the world's leading provider of digital television entertainment, satellite services and wireless systems and services, today reported first quarter 2000 revenues increased 85.4% to $1,703.1 million, compared with $918.4 million in the first quarter of 1999. EBITDA(1) for the quarter increased 57.1% to $142.2 million and EBITDA margin(1) was 8.3%, compared to EBITDA of $90.5 million and EBITDA margin of 9.9% in the first quarter of 1999.

      "This quarter's results reflect the success of our ongoing strategy to be a services-driven company," explained Michael T. Smith, Hughes chairman and chief executive officer. "Each of our operating segments showed excellent revenue growth, with service revenues generating 84% of our total revenues in the quarter. The primary driver continued to be DIRECTV, where we added over half-a-million new subscribers worldwide, including 405,000 here in the United States. Additionally, Hughes Network Systems (HNS) shipped almost one million DIRECTV receiver systems in the quarter, and PanAmSat had strong revenue growth resulting from the expansion of its satellite fleet.

      "The EBITDA growth in the quarter was fueled by PanAmSat, as they continued to launch new satellites, sign-up blue-chip customers and achieve EBITDA margins of nearly 70%," Smith concluded.

      Hughes had a first quarter 2000 loss(2) of $76.6 million, compared to earnings(2) of $78.3 million in the same period for 1999. The decline was due to higher depreciation and amortization expenses related principally to the United States Satellite Broadcasting Company, Inc. (USSB) and PRIMESTAR transactions; an increase in net interest expense; and an increase in Hughes' portion of the operational losses of DIRECTV Japan (reported in "Other, net"). Also contributing to the change was the net effect of two one-time items in 1999 associated with discontinued operations. These were a one-time after-tax gain of $94 million related to the settlement of the Williams patent infringement case(3), which was partially offset by a one-time after-tax charge of $49 million associated with the termination of the Asia Pacific Mobile Telecommunications (APMT) satellite system contract.

      Also in the first quarter of 2000, Hughes reported a one-time pre-tax charge of $171 million (also reported in "Other, net") related to its previously announced agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan.

                            SEGMENT FINANCIAL REVIEW

                            Direct-To-Home Broadcast

      First quarter revenues for the segment more than doubled to $1,173.8 million from $556.6 million in the first quarter of 1999. The segment had negative EBITDA of $9.2 million compared with EBITDA of $3.9 million in the first quarter of 1999.

      United States: DIRECTV reported quarterly revenues of $1,059 million, more than twice last year's first quarter revenues of $474 million. The increase was due to continued strong subscriber growth, as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      DIRECTV added a record 405,000 net new subscribers to its high-power DIRECTV service in the quarter, a 33% increase over the 304,000 net new subscribers added in the first quarter of 1999. In addition, 275,000 customers were transitioned from the PRIMESTAR By DIRECTV medium-power service to the high-power service in the quarter. As of March 31, 2000, DIRECTV had more than
8.3 million subscribers, including approximately one million customers subscribing to PRIMESTAR By DIRECTV. By comparison, DIRECTV had about 4.8 million subscribers as of March 31, 1999.

      EBITDA for the first quarter of 2000 was $31 million compared to EBITDA of $25 million in last year's first quarter. This increase was principally due to EBITDA contributions from the USSB and PRIMESTAR transactions as well as improved EBITDA resulting from the larger high-power subscriber base, which more than offset the higher marketing costs associated with the record subscriber growth in the quarter.

      Latin America:The DIRECTV business in Latin America generated $114 million in revenues for the quarter compared with $61 million in the first quarter of 1999. This increase was due to continued strong subscriber growth and additional revenues resulting from the consolidation of Galaxy Brasil, Ltda. (GLB)(4) and Grupo Galaxy Mexicana, S.A. de C.V. (GGM)(4).

      The DIRECTV service in Latin America added 105,000 net new subscribers in the first quarter of 2000, a 50% increase over the 70,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of March 31, 2000 was 909,000. By comparison, DIRECTV subscribers in Latin America totaled 554,000 as of March 31, 1999.

      The DIRECTV business in Latin America had negative EBITDA of $38 million compared to negative EBITDA of $20 million for the same period in 1999. The change was primarily due to the impact of the consolidation of GLB and GGM and higher marketing expenses associated with the record subscriber growth.

      Japan: As part of an agreement announced in March 2000, the 425,000 DIRECTV Japan subscribers (as of March 31, 2000) will have the opportunity to migrate to the SkyPerfecTV! subscriber base and DIRECTV Japan's operations will be discontinued. In addition, Hughes obtained an equity interest in SkyPerfecTV! of approximately 6.6%. As a result of this agreement, Hughes recorded the previously mentioned one-time pre-tax charge of $171 million ($13 million after-tax).

      Hughes' share of DIRECTV Japan's operating loss was $59 million for the quarter, compared with a loss of $19 million in the first quarter of 1999. This higher loss was due to the increased investment in DIRECTV Japan that Hughes made in the third quarter of 1999, and higher marketing expenses. Hughes will continue to report its share of DIRECTV Japan's losses throughout 2000, at which time the business is expected to be discontinued.

                               Satellite Services

      PanAmSat, which is 81%-owned by Hughes, reported first quarter 2000 revenues of $299.1 million compared with $193.5 million in the prior year's period. The 54.6% increase was driven primarily by several large outright sales and sales-type leases of satellite transponders totaling $94 million for customers on the recently launched Galaxy XR satellite. Revenues from outright sales and sales-type leases represent substantial long term commitments for PanAmSat services and these transactions are subject to greater variation from period to period than are operating lease revenues.

      EBITDA for the segment in the quarter was $201.0 million, a 37.7% increase over first quarter 1999 EBITDA of $146.0 million. The increase in EBITDA was primarily due to the outright sales and sales-type leases in the first quarter of 2000. EBITDA margin in the first quarter of 2000 was 67.2%, compared to 75.5% in the same period of 1999. This decline was due to lower margins associated with the outright sales and sales-type leases. Excluding sales and sales-type lease activity in the first quarter of 2000, EBITDA was $153 million or 75% of corresponding revenues.

                                 Network Systems

      Hughes Network Systems (HNS) grew first quarter 2000 revenues 57.9% to $364.5 million, versus $230.9 million in the first quarter of 1999 principally due to higher sales of DIRECTV receiver equipment. HNS shipped 980,000 DIRECTV receiver systems in the first quarter of 2000, compared to 190,000 units in the same period last year.

      In the quarter, HNS attained EBITDA of $11.8 million and EBITDA margin of 3.2%, compared to negative EBITDA of $5.9 million in the first quarter of 1999. The improved EBITDA is primarily attributable to the increased revenue and profit resulting from higher volumes of DIRECTV receiver systems shipped in the current quarter, a one-time first quarter 1999 charge of $11 million associated with the termination of the APMT satellite system contract, and higher margins on sales of private business network systems in the first quarter of 2000.

                                  BALANCE SHEET

      From December 31, 1999 to March 31, 2000, the Company's consolidated cash balance declined $5.7 million to $232.5 million and total debt increased $448.4 million to $2,589.8 million. The principal cash requirements for the first three months of 2000 were related to capital expenditures for property, plant, equipment and satellites.

      Hughes  Electronics  Corporation is a unit of General Motors  Corporation.
The  earnings  of  Hughes   Electronics  are  used  to  calculate  the  earnings
attributable to the General Motors Class H common stock (NYSE:GMH).

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of Hughes to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and Hughes.

--------------------

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
(3) Hughes was awarded a final judgement arising from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment of $154.6 million was received in the first quarter of 1999 and the after-tax amount of $94.3 million was recorded in "Income from discontinued operations, net of taxes."
(4) Galaxy Brasil, Ltda. (GLB) is the local operating company providing DIRECTV service in Brazil. Grupo Galaxy Mexicana, S.A. de C.V. (GGM) is the local operating company providing DIRECTV service in Mexico. SurFin Ltd., provides financing for DIRECTV receiving equipment in Latin America. As a result of transactions that were completed in July 1999 (GLB), February 1999 (GGM) and November 1998 (SurFin), Hughes now consolidates each of these companies from their respective dates of acquisition.


                                       ###

STATEMENT OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
                                                         Three Months Ended
                                                              March 31,
                                                       ---------------------
                                                           2000        1999
----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services            $1,432.0      $755.8
Product sales                                              271.1       162.6
----------------------------------------------------------------------------
   Total Revenues                                        1,703.1       918.4
----------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                      667.8       313.9
Cost of products sold                                      198.3       136.2
Selling, general, and administrative expenses              694.8       377.8
Depreciation and amortization                              204.7       110.9
----------------------------------------------------------------------------
   Total Operating Costs and Expenses                    1,765.6       938.8
----------------------------------------------------------------------------
Operating Loss                                             (62.5)      (20.4)
Interest income                                              3.9        13.6
Interest expense                                           (44.9)       (6.9)
Other, net                                                (234.2)      (17.3)
----------------------------------------------------------------------------
Loss from Continuing Operations Before Income Taxes
   And Minority Interests                                 (337.7)      (31.0)
Income tax benefit                                        (221.8)      (13.4)
Minority interests in net losses of subsidiaries             7.6         6.5
----------------------------------------------------------------------------
Loss from continuing operations                           (108.3)      (11.1)
Income from discontinued operations,
   net of taxes                                             26.4        84.1
----------------------------------------------------------------------------
Net Income (Loss)                                          (81.9)       73.0
Adjustments to exclude the effect of GM
   purchase accounting adjustments                           5.3         5.3
----------------------------------------------------------------------------
Earnings (Loss) Excluding the Effect of
   GM Purchase Accounting Adjustments                      (76.6)       78.3
Preferred stock dividends                                  (24.7)         -
----------------------------------------------------------------------------
Earnings (Loss) Used for Computation of Available
   Separate Consolidated Net Income (Loss)               $(101.3)      $78.3
============================================================================
Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors
   Class H Common Stock outstanding
   (in millions) (Numerator)                               137.8       106.3
Average Class H dividend base (in millions)
   (Denominator)                                           431.5       400.2
Available Separate Consolidated Net Income (Loss)         $(32.4)      $20.8
============================================================================


















                                     - 18 -
SELECTED SEGMENT DATA
(Dollars in Millions)
                                                         Three Months Ended
                                                              March 31,
                                                         ------------------
                                                         2000        1999
---------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                        $1,173.8      $556.6
EBITDA (1)                                                (9.2)       $3.9
EBITDA Margin (1)                                          N/A         0.7%
Operating Loss                                         $(126.0)     $(23.4)
Depreciation and Amortization                           $116.8       $27.3
Capital Expenditures (2)                                $168.0       $77.6
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                          $299.1      $193.5
EBITDA (1)                                               201.0      $146.0
EBITDA Margin (1)                                         67.2%       75.5%
Operating Profit                                        $127.3       $78.3
Operating Profit Margin                                   42.6%       40.5%
Depreciation and Amortization                            $73.7       $67.7
Capital Expenditures (3)                                $158.0      $339.8
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                          $364.5      $230.9
EBITDA (1)                                               $11.8       $(5.9)
EBITDA Margin (1)                                          3.2%        N/A
Operating Profit (Loss)                                   $0.6      $(17.8)
Operating Profit Margin                                    0.2%        N/A
Depreciation and Amortization                            $11.2       $11.9
Capital Expenditures (4)                                 $67.6        $2.2
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                         $(134.3)     $(62.6)
EBITDA (1)                                              $(61.4)     $(53.5)
Operating Loss                                          $(64.4)     $(57.5)
Depreciation and Amortization                             $3.0        $4.0
Capital Expenditures                                     $20.7      $(32.2)
--------------------------------------------------------------------------
TOTAL
Total Revenues                                        $1,703.1      $918.4
EBITDA (1)                                              $142.2       $90.5
EBITDA Margin (1)                                          8.3%        9.9%
Operating Loss                                          $(62.5)     $(20.4)
Depreciation and Amortization                           $204.7      $110.9
Capital Expenditures                                    $414.3      $387.4
==========================================================================
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Includes expenditures related to satellites amounting to $11.6 million and $53.0 million in the first quarter of 2000 and 1999, respectively.
(3) Includes expenditures related to satellites amounting to $146.0 million and $189.7 million in the first quarter of 2000 and 1999, respectively. Also included in the first quarter of 1999 amount is $141.3 million related to the early buy-out of a satellite sale-leaseback.
(4) Includes expenditures related to satellites amounting to $53.7 million in the first quarter of 2000.

BALANCE SHEET
(Dollars in Millions)
                                                   March 31,       December 31,
ASSETS                                              2000               1999
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $232.5           $238.2
Accounts and notes receivable                         987.0            960.9
Contracts in process                                  163.3            155.8
Inventories                                           319.7            236.1
Net assets of discontinued operations               1,322.4          1,224.6
Deferred income taxes                                 545.9            254.3
Prepaid expenses and other                            969.5            788.1
----------------------------------------------------------------------------

Total Current Assets                                4,540.3          3,858.0
Satellites - net                                    4,037.3          3,907.3
Property - net                                      1,314.6          1,223.0
Net Investment in Sales-type Leases                   178.3            146.1
Intangible Assets - net                             7,341.8          7,406.0
Investments and Other Assets                        2,556.0          2,056.6
----------------------------------------------------------------------------

Total Assets                                      $19,968.3        $18,597.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                   $1,147.6         $1,062.2
Deferred revenues                                     132.5            130.5
Short-term borrowings and current
  portion of long-term debt                           732.6            555.4
Accrued liabilities and other                       1,281.5            894.0
----------------------------------------------------------------------------

Total Current Liabilities                           3,294.2          2,642.1
Long-Term Debt                                      1,857.2          1,586.0
Other Liabilities and Deferred Credits              1,399.8          1,454.2
Deferred Income Taxes                               1,042.7            689.1
Commitments and Contingencies
Minority Interests                                    564.2            544.3
Stockholder's Equity                               11,810.2         11,681.3
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $19,968.3        $18,597.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 18, 2000
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)